Exhibit 99.1

Contact:	Andy Albert/John Patenaude Nashua Corporation 847-318-1710/603-880-2145	Rich Coyle Citigate Sard Verbinnen 212-687-8080
NASHUA CORPORATION ANNOUNCES OPINION
AND ORDER IN RICOH TONER LITIGATION
NASHUA, N.H., August 9, 2005 — Nashua Corporation (NYSE: NSH), a manufacturer and marketer of labels, thermal specialty papers and imaging products, today announced that on August 2, 2005, the United States District Court for the District of New Jersey issued an opinion and order in a patent infringement lawsuit filed by Ricoh Company Ltd. et al. against Nashua Corporation, Katun Corporation, and General Plastics Industrial Co. The Court issued summary judgment that one of six Ricoh patents relating to toner bottles for use in photocopy machines (U.S. Patent No. 6,075,963) was not invalid as anticipated by certain prior art and was infringed by Nashua Corporation (“Nashua”). In addition, the Court interpreted disputed terms of the six patents involved in the lawsuit.
On May 30, 2003 Ricoh Company, Ltd. and affiliated companies filed a complaint against several defendants, including the largest customer of Nashua’s Imaging Supplies segment, Katun Corporation, and General Plastics Industrial Co., a supplier to the Imaging Supplies segment. The complaint alleged multiple counts of patent infringement, trademark infringement and unfair competition by the defendants. On October 17, 2003, Ricoh amended the complaint and added Nashua as an additional co-defendant in the suit. The allegations arose from the sale and distribution of Ricoh compatible toner products. In the lawsuit, Ricoh seeks, among other things, damages as a result of alleged patent infringement, increased damages for willful infringement, attorney’s fees, and injunctive relief. On April 12, 2005, the District Court granted the defendants’ summary judgment motion dismissing the counts related to trademark infringement and unfair competition.
Nashua believes that it is entitled to indemnification from Katun for monies owed as a result of any judgment rendered against Nashua in this litigation, including for damages, costs, attorney’s fees and interest, as well as for monies paid to Ricoh in settlement of the Ricoh litigation, provided that Katun has consented to the settlement. Nashua and Katun are each responsible for their own attorney’s fees in connection with the litigation.
Nashua previously announced that on April 1, 2005 it committed to a plan to exit the toner and developer business, which is included in its Imaging Supplies segment, by March 31, 2006.
Andy Albert, Chairman, President and Chief Executive Officer said: “We are currently reviewing the Court’s opinion and evaluating its legal and business impact.”

About Nashua
Nashua Corporation manufactures and markets a wide variety of specialty imaging products and services to industrial and commercial customers to meet various print application needs. The Company’s products include thermal coated papers, pressure-sensitive labels, colored copier papers, bond, point of sale, ATM and wide format papers, entertainment tickets, as well as toners, developers, and ribbons for use in imaging devices. Additional information about Nashua Corporation can be found at www.nashua.com.
Forward-looking Statements
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “plan,” “should,” “will,” “expects,” “anticipates” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, the Company’s future capital needs and resources, fluctuations in customer demand, intensity of competition from other vendors, timing and acceptance of new product introductions, delays or difficulties in programs designed to increase sales and profitability, general economic and industry conditions, the settlement of various tax issues, and other risks set forth in the Company’s filings with the Securities and Exchange Commission, and the information set forth herein should be read in light of such risks. In addition, any forward-looking statements represent the Company’s estimates only as of the date of this press release and should not be relied upon as representing the Company’s estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, even if its estimates change.